Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-204984 on Form S-4 of our reports dated September 22, 2014, relating to the consolidated financial statements of Ascena Retail Group, Inc. and subsidiaries, and the effectiveness of Ascena Retail Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of ascena for the year ended July 26, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Parsippany, New Jersey

July 8, 2015